Exhibit 99.1

Release Date:	December 2, 2008	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED UPDATES GUIDANCE

FOR THE QUARTER ENDING DECEMBER 31, 2008 AND

FISCAL YEAR ENDING JUNE 30, 2009

PITTSBURGH, PA., December 2, 2008 — II-VI Incorporated (NASDAQ Global Select: IIVI) today announced that revenues from continuing operations for the second fiscal quarter ending December 31, 2008 are expected to range from $71 million to $76 million. This is below the Company’s previously announced second quarter estimate of revenues from continuing operations of $82 million to $86 million. The Company expects that the second fiscal quarter ending December 31, 2008 earnings per share from continuing operations will range from $0.27 to $0.33. This is below the Company’s previously announced second quarter estimate of earnings per share from continuing operations of $0.38 to $0.42.

For the fiscal year June 30, 2009, the Company expects revenues from continuing operations to range from $290 million to $310 million and earnings per share from continuing operations to range from $1.30 to $1.45. This is below the Company’s previously announced fiscal year ending June 30, 2009 estimates of revenues from continuing operations between $340 million to $350 million and earnings per share from continuing operations range of $1.79 to $1.89.

Francis J. Kramer, president and chief executive officer said, “Since our previous earnings guidance on October 21, 2008, we have witnessed unprecedented changes in the economy – both in the United States and internationally. While our performance for the month of October 2008 was in-line with our previous guidance, during the month of November 2008 we saw a sizable curtailing of demand for our product offerings from the non-military markets we serve. The sudden reduction in demand is of a scope and magnitude that has not been seen in our Company’s history. We believe that this is a direct result of the response to the worldwide economic crisis. While these conditions could recede, we are updating our guidance today to reflect this increased level of uncertainty. In response to these events, we are accelerating our efforts to reduce operating costs and capital expenditures, increase operational efficiencies and yields, and improve productivity.”

II-VI Incorporated, a worldwide leader in engineered materials and components, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectric applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

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II-VI Incorporated

December 2, 2008

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems, and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam transmission systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Worldwide Materials Group (WMG) provides expertise in materials development, process development, and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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